UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January, 24, 2014

KATY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05558	75-1277589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Rock Industrial Park Drive
Bridgeton, Missouri  63044
(Address of principal executive offices) (Zip Code)

(314) 656-4321
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On January 24, 2014, Continental Commercial Products, LLC, a Delaware limited liability company (“CCP”) and wholly owned subsidiary of Katy Industries, Inc. (the “Company”) entered into an agreement to purchase 100% of the capital stock of FTW Holdings, Inc., the parent company of Fort Wayne Plastics, Inc. (“FWP”) for $11.5 million, subject to pre-closing and post-closing purchase price adjustments based on working capital levels. The acquisition is expected to close by February 25, 2014.  The closing of the purchase is subject to the satisfaction or waiver of conditions customary to transactions of this type.  In the event that the conditions to closing do not occur on or before February 25, 2014, a representative of the sellers or CCP may terminate the purchase agreement at any time in their respective discretion.  The description of the definitive purchase agreement set forth above is qualified in its entirety by the full text of that agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference

FWP manufactures, markets and sells molded plastic components and low pressure, multi nozzle structural plastic and gas assist solutions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement dated January 24, 2014 by and between Continental Commercial Products, LLC, FTW Holdings, Inc., certain shareholders of FTW Holdings, Inc. and Fort Wayne Plastics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATY INDUSTRIES, INC.
(Registrant)

By:	/s/ James W. Shaffer
James W. Shaffer
Vice President, Treasurer and Chief Financial Officer

Date:  January 30, 2014

Index of Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement dated January 24, 2014 by and between Continental Commercial Products, LLC, FTW Holdings, Inc., certain shareholders of FTW Holdings, Inc. and Fort Wayne Plastics, Inc.